Exhibit 10.13

Contract No.: 2009 Shishi, Zi No. 0546

Working Capital Borrowing Contract

This Working Capital Borrowing Contract (“Contract”) is entered into by and between:

Borrower (Party A): Shishi Feiying Plastic Co., Ltd.
Residence (Address):
Legal Representative: Wu Licong

And

Lender (Party B): Industrial and Commercial Bank of China, (Shishi City Branch)
Residence (Address): ICBC Building, 87 Road, Shishi City
Legal Representative (Responsible Officer): Zhuang Wencong

Table of Contents

Party A hereby applies to Party B for satisfying its needs as set forth in Article 2.1 hereof, and Party B agrees to grant the borrowing to Party A (“Borrowing”). This Contract is entered into by and between Party A and Party B in order to define their respective rights and obligations hereunder, through negotiation based on equal footing, in accordance with the Contract Law, the General Loan Rules and other applicable laws and regulations.

Article 1    Type of Borrowing

1.1	The Borrowing hereunder is a kind of short-term (medium-term or short-term) working capital borrowing.

Article 2    Use of Borrowing

2.1	The Borrowing hereunder shall be used as short-term working capitals (“Use”)

.

2.2	Party A shall not change the Use as determined in this Contract without prior written consents of Party B.

Article 3    Borrowed Amount and Term

3.1
The borrowed amount hereunder shall be RMB Four Million Eight Hundred Thousand (in words), i.e., RMB 4,800,000.00 (in number). The amount in words shall prevail in the event of any difference between the amount in words and in number.

3.2	The term of Borrowing hereunder shall be months from December 21, 2009 to November 20, 2010 (“Term”).
3.3
Party A shall draw the Borrowing in a lump sum pursuant to Article 3.2 hereof. In the event of special circumstances, the drawing may be advanced or extended for  /  days upon written consents of Party B. Both actual drawing date and repayment date shall be subject to the dates as recorded on the IOUs between Party A and Party B. Either IOUs or borrowing drawing vouchers shall be integral to this Contract. Save for the dates, this Contract shall prevail in the event of any difference between other records and this Contract.

Article 4    Borrowing Rate and Interest Accruals

4.1
The Borrowing will be added interest accruals on a daily basis at the daily rate (equaling to annual rate/360) during the Borrowing from the actual drawing date. The interest accruals shall be paid every month (month/~~quarter~~) on the 20th day of each month (the 20th day of each month/~~the 20th day of the last month of each quarter~~). If the expiry date of interest accruals (“Interest Expiry Date”) is not a business day of a bank, the interest accruals shall be paid on the next business day. Both principals and interest accruals thereon shall be paid together when the Borrowing becomes due and payable.

4.2	The Borrowing rate hereunder shall be determined subject to Article 4.2.1 below:

4.2.1	The annual rate shall be 5.31% which shall be fixed during the Term.
4.2.2
The rate hereunder shall be floated / (up/down) for / % based on applicable basic rate of the People's Bank of China (“PBOC”). The contractual rate will be adjusted every term, and it will be adjusted every / (year/half a year/quarter/month) for purpose of this Contract. The rate for the initial term shall be determined on the effective date of this Contract (“Effective Date”), and it shall be determined by Party B based on applicable basic rate of the PBOC on the Effective Date and the floating rate as agreed by the parties, i.e.,  / % for annual rate. The rates for the second term and succeeding terms shall be determined on the Corresponding Date (defined below), and they shall be determined by Party B based on applicable basic rates of the PBOC on the Corresponding Date and the floating rate as agreed by the parties. If there is not such a Corresponding Date in the month in which the rate will be adjusted, the final date of such month shall prevail.

If the Borrowing is drawn by installment, it is required to apply the rate to be determined on the Effective Date or its Corresponding Date, irrespective of whatever number of installments. And the rate will be adjusted on the Corresponding Date in the next term.

“Corresponding Date” shall mean the corresponding date upon expiry of a term from the Effective Date. For example, if the Effective Date is May 9, and if a term will be a month, the Corresponding Date of the second term shall be June 9; if a term will be a quarter, the Corresponding Date of the second term shall be August 9 of such year; and if a term will be a half year, the Corresponding Date of the second term shall be November 9 of such year; if a term will be a year, the Corresponding Date of the second term shall be May 9 of the next year; and so forth.

4.2.3	Other methods:

Party B shall send a written notice to Party A thirty days after the rate is changed; however, such changed rate shall be applied, irrespective of service of such notice.
4.3	If the PBOC adjusts the rate or the rate-related determination measures, applicable regulations of the PBOC shall prevail.

Article 5    Sources and Methods of Repayment

5.1	Payment of the Borrowing and interest accruals thereon by Party A shall be sourced including but without limitation:

5.1.1	Revenues generated from its sales

5.1.2	Other funds sources

5.2
Any other contracts to which Party A is a party binding upon repayment sources of Party A shall not affect Party A's obligations to make repayment hereunder in any way. Meanwhile, Party A shall not reject performing its obligations of making repayment by referring to Article 5.1 in any way.

5.3	Party A shall pay interest accruals as scheduled in full pursuant to this Contract, as well as repay the Principals subject to Article 5.3.1 below:
5.3.1	Party A shall repay all the Principals in a lump sum on November 20, 2010;
5.3.2	Party A shall repay all the Principals by installment as follows:
5.3.2.1	RMB (in words), i.e., RMB (in number), to be repaid on [●];
5.3.2.2	RMB (in words), i.e., RMB (in number), to be repaid on [●];
5.3.2.3	RMB (in words), i.e., RMB (in number), to be repaid on [●];
5.3.2.4	RMB (in words), i.e., RMB (in number), to be repaid on [●];
5.3.2.5	RMB (in words), i.e., RMB (in number), to be repaid on [●];
(additional pages for additional installments)
5.4
Party A shall deposit the money in the account opened with Party B enough to cover due interest accruals or Principals before the Interest Expiry Date or the Principals repayment date as specified in this Contract; meanwhile, it shall authorize Party B to take such due interest accruals or Principals from such account on the Interest Expiry Date or the Principals repayment date.

Article 6    Guarantee

6.1	The Borrowing hereunder shall be guaranteed by mortgages.
6.2	Party A shall be obligated to, in an active manner, assist and procure Party B to sign a guarantee contract (2008 Shishi (Di) Zi No. 0081) for the guarantees hereunder with the guarantor.
6.3	If the guarantees hereunder meet any change unbeneficial to Party B, and if required by Party B, Party A shall provide other guarantees satisfactory to Party B at the request of Party B.

Article 7    Rights and Obligations of Parties

7.1	Party A's Rights and Obligations:
7.1.1	Party A shall draw and use the Borrowing subject to the term and the Use as set forth in this Contract;
7.1.2	If Party A advances the repayment, it shall obtain prior consents of Party B; in such case, it shall indemnify forecasted revenue losses caused to, and other costs of Party B;
7.1.3	Party A shall be responsible for the truth, accuracy and completeness of the information provided for the loans;
7.1.4	Party A shall accept if Party B investigates, has access to, and supervises the Use hereunder;
7.1.5
Party A shall in an active manner cooperate Party B to investigate, have access to, and supervise its production, operation and financial information, and shall be obligated to provide Party B with income statements, balance sheets and other financial statements in relation to each term;

7.1.6	Party A shall pay the principals and interest accruals thereon pursuant to this Contract;
7.1.7	Party A shall bear relevant fees hereunder, including but limited to fees and expenses arising out of public notary, verification, appraisals, registration, etc.;
7.1.8	Party A shall send receipts of collection letters or collection documents within three days after Party B sends the same by post or through other methods;
7.1.9
If Party A conducts contracting and lease, shareholding reforms, joint operation, consolidation, merger, joint venture, division, reduction of capitals, shareholding change, transfer of material assets, or other acts enough to impact Party B's benefits, it shall send a notice to Party B at least thirty days in advance for Party B's approval; otherwise, Party A shall not conduct any of the above acts before it clears all of its obligations;

7.1.10	Party A shall inform Party B in writing of any change or replacement of its residence, mailing address, scope of business or legal representative within seven days upon any such change;
7.1.11
If Party A meets any other events, including but not limited to material economic disputes, bankruptcy and worse financial conditions, or other events endangering its normal business or materially affecting performance of its obligations hereunder, it shall promptly inform Party B in writing of the same;

7.1.12
If Party A meets out-of-business, or if it is dissolved or suspended for reorganization, or if its business license is cancelled or withdrawn, it shall inform Party B in writing within five days upon occurrence of the same, and then procure to promptly pay the Principals and the interests accruals thereon.

7.2	Party B's Rights and Obligations:

7.2.1	Party B shall be entitled to request Party A to provide all information in relation to the Borrowing;
7.2.2	Party B shall be entitled to take due and payable Principals, interest accruals, compound interests, penalties and other fees from Party A's account pursuant to this Contract or laws;
7.2.3
If Party A avoids the monitoring by Party B, defaults in paying the Principals, interest accruals thereon or conducts other material breaches, Party B shall be entitled to impose credit sanctions against Party A, to report to relevant authorities or entities, and/or to conduct public collection through news media;

7.2.4	Party B shall provide the Borrowing to Party A as scheduled in full pursuant to this Contract, unless otherwise delayed by Party A;
7.2.5	Party B shall keep confidential the information in relation to obligations, finance, production and operation of Party A, unless otherwise agreed or provided in this Contract, laws and regulations.

Article 8    Breaching Liability

8.1
Either of the parties shall perform its obligations hereunder after this Contract becomes effective. Any party who fails to perform its obligations hereunder in part or whole shall bear breaching liabilities pursuant to applicable laws.

8.2	If Party A fails to draw the Borrowing pursuant to Article 3.3 hereof, Party B shall be entitled to charge liquidated damages on a daily basis at the contract rate.

8.3	If Party B fails to provide the Borrowing pursuant to Article 3.3 hereof, it shall pay liquidated damages on a daily basis at the contract rate.
8.4
If Party A repays the Borrowing hereunder in advance without prior written consents of Party B, Party B shall be entitled to charge interest accruals based on the borrowing term and rate as specified in this Contract.

8.5
If Party A fails to pay the due principals and interest accruals thereon, Party B shall be entitled to request it to clear the same within the given time limit. In such case, Party A shall authorize Party B to withdraw funds under all of its accounts opened with ICBC and all of its branches to offset its obligations hereunder. Meanwhile, the outstanding Borrowing will be added penalties at the contract rate plus 30% (30-50%), and the outstanding interest accruals will be added compound interests at the contract rate plus 30% (30-50%).

If the funds to be drawn are foreign exchanges, it is required to purchase and convert such foreign exchanges at the exchange rate published by Party B on the date of such drawing.

8.6
If Party A fails to use the Borrowing subject to this Contract, Party B shall be entitled to suspend the issuance of Borrowing, to withdraw the Borrowing in part or whole or rescind this Contract earlier, to charge penalties for the use of Borrowing in violation of this Contract by Party A on a daily basis at the contract rate plus 50% (50-100%), and to charge compound interests for outstanding interests at the contract rate plus 50% (50-100%).

8.7
Interest accruals unpaid by Party A on time during the Term shall be added compound interests at the rate as specified in this Contract, and added compound interests at the rate as specified in Article 8.5 after the Borrowing is not repaid within the given time limit.

8.8
If Party A meets any circumstances as set forth in Article 8.5 and 8.6 concurrently when using the Borrowing, Party B shall not concurrently impose those penalties and compound interests as set forth in Article 8.5 and 8.6, but select the one whichever is higher.

8.9
Party A shall make a correction and take remedial measures satisfactory to Party B within seven days upon receipt of notice from Party B under any of the following circumstances; otherwise, Party B shall be entitled to withdraw the part or whole of the Borrowing in advance, and the part which cannot be withdrawn will be added liquidated damages at the rate imposed on the outstanding Borrowing on a daily basis.

8.9.1	Party A provides Party B with false or misunderstanding balance sheets, income statements and other financial information in any material respect;
8.9.2	Party A fails to coordinate or rejects the supervision on the Use and its production, operation and financial activities by Party B;
8.9.3	Party A transfers or disposes, or threatens to transfer or dispose any of its material assets without prior consents of Party B;
8.9.4
The material part or whole of its properties are possessed by other creditors, or appointed with trustees, receivers or similar officials, or seized or frozen, which may cause material losses to Party B;

8.9.5
Party A, without prior consents of Party B, conducts contracting, lease, shareholding reforms, joint operation, consolidation, merger, joint venture, division, reduction of capitals, shareholding change, transfer, or other acts enough to impact Party B's benefits and claims;

8.9.6	Party A changes or replaces its residence, mailing address, scope of business or legal representative, or conducts external material investments that materially impact or threaten Party B's claims;
8.9.7
Party A is involved in material economic disputes or its financial conditions become worse, which materially impacts or threatens Party B's claims; or Party A meets any other circumstances that may impact or threaten Party B's claims in relation to the Borrowing or cause material losses to Party B;

8.9.8	Any other circumstances that may impact or threaten Party B's claims in relation to the Borrowing or cause material losses to Party B.

Article 9    Effectiveness, Modification, Rescinding and Termination

9.1
This Contract comes into effect after it is signed and sealed by the parties; in the event of a guarantee, it shall come into effect after the guarantee contract becomes effective. And it shall be terminated up to the date when all the Principals, interest accruals, compound interests, penalties, liquidated damages and other payable fees are paid.

9.2
Party B shall be entitled to rescind this Contract, and to request Party A to pay the principals and interest accruals thereon in advance and indemnify losses caused to it under any of the following circumstances:

9.2.1	Party A meets out-of-business, or it is dissolved or suspended for reorganization, or its business license is cancelled or withdrawn;
9.2.2	Any change of the guarantees hereunder is unbeneficial to Party B's claims, and Party A fails to provide other guarantees at the request of Party B;

9.2.3	Party A fails to repay the Borrowing as scheduled or to conduct the Use as specified in this Contract, or to pay the due interest accruals, or it has other material breaches.
9.3
If Party A intends to extend the repayment of the loan, it shall apply to Party B and provide a written form specifying that the guarantor is willing to continue to secure such loan in writing thirty days prior to expiry date of this Contract. Upon the reviewing by, and the consents of Party B, an extension agreement may be signed, according to which the Borrowing hereunder can be extended. This Contract shall be applied before such extension agreement is signed.

9.4
Neither party shall modify or rescind this Contract earlier at its own discretions after this Contract becomes effective, unless otherwise provided in this Contract. If it is required to modify or rescind this Contract, Party A and Party B shall enter into a written agreement on any such modification or rescinding through negotiation. This Contract shall be applied before such written agreement is signed.

Article 10    Dispute Resolutions

10.1
Any dispute between Party A and Party B arising out of performance of this Contract shall be resolved through negotiation by the parties; if not reached, any such dispute shall be resolved according to the method as set forth in Article 10.1.2 below:

10.1.1	To be arbitrated by ;
10.1.2	To be judged and resolved by the court at the location of Party B.

Article 11    Miscellaneous

11.1	The Borrower shall not use the Borrowing for investments to shares, funds, options and other shareholding benefits, or other investments inconsistent with this Contract.
11.2
If the value of collaterals is less than the balance of Borrowing upon re-evaluation on such collaterals, the Borrower shall repay such balance of Borrowing in advance or add other collaterals, and the Lender shall be entitled to dispose such collaterals according to law.

11.3	Protective terms in relation to the reminding of related risks shall be applicable to this Contract (please refer to Appendix I for details).

11.4
If any accidents are caused due to violation of applicable laws, regulations, regulatory provisions or industrial standards in relation to food and production security and environmental protection by the Borrower, or if any such violation materially impacts its obligations under this Contract, it shall promptly inform the creditor of the same. In such case, the creditor shall be entitled to take one or more of the following remedial measures based on the affected credit standing and performance capability of the Borrower due to any such violation: to cease the Borrowing that has not been issued; to declare the Borrowing to become due earlier; to withdraw the whole or part of the issued Borrowing in advance; to rescind this Contract; or to take other measures as it thinks fit.

Article 12    Supplementary Provisions

12.1	The Appendix hereto, being integral to this Contract, shall have the same force and effect with the text of this Contract.
12.2	If a certain drawing date or repayment date is not a business day of a bank during performance of this Contract, it is required to extend to the next business day.
12.3	This Contract is made in three counterparts with Party A, Party B and the registrant holding one counterpart respectively.

Party A (common seal): Shishi Feiying Plastic Co., Ltd.	Party B (common seal): Industrial and Commercial Bank of China, (Shishi City Branch)
Legal Representative: Wu Licong	Legal Representative (or Responsible Officer): Zhuang Wencong
(or Authorized Agent)	(or Authorized Agent)
December 21, 2009	December 21, 2009

Appendix I:

This Appendix, supplementary to Article 11 “Miscellaneous” of the Working Capital Borrowing Contract (2009 (Shishi) Zi No. 0546) dated on December 21, 2009, is specified as follows:

The Borrower (or other loanees, the same below) shall disclose to the Lender its relationships and related transactions with its related parties. The Lender shall be entitled to take remedial measures as provided in this Contract and laws provided that the Borrower fails to perform its obligations to disclose the above information, or the Borrower and/or its related parties meet any of the following circumstances that may adversely impact its capability to perform its obligations hereunder.

I.	Financial conditions of the Borrower's related parties become worse;
II.
The Borrower or any of its related parties are investigated or imposed with punishment by judicial bodies, administrative law enforcement authorities and administration departments such as taxation authorities and the administration for industry and commerce according to law;

III.	The control or the relationship under control between the Borrower and any of its related parties is changed;
IV.	Any of its related parties is or may be involved in material economic disputes, suits and arbitration;
V.
Major investors and key officers of the Borrower are replaced abnormally, or are suspected of violation and crime, and then they are investigated or their personal freedom is limited by judicial bodies according to law;

VI.	Related parties of the Borrower meet other circumstances that may adversely impact the Borrower.

In accordance with the “Accounting Standards for Enterprises – Relationship with Related Parties and Disclosure of Related Transactions”, the “Related Parties” in this Appendix shall mean:

I.	Other enterprises which are, directly or indirectly, controlled by or control, or under the common control with, the Borrower.
II.	Joint venture enterprises of the Borrower;
III.	Joint operating enterprises of the Borrower;
IV.	Major investors and key officers of the Borrower or their close family members;
V.	Other enterprises that are controlled by major investors and key officers of the Borrower or their close family members.

Other terms, when used in this Appendix, shall have the same meanings ascertained in the “Accounting Standards for Enterprises – Relationship with Related Parties and Disclosure of Related Transactions”.

Party A (common seal): Shishi Feiying Plastic Co., Ltd.	Party B (common seal): Industrial and Commercial Bank of China, (Shishi City Branch)

Legal Representative: Wu Licong	Legal Representative (or Responsible Officer): Zhuang Wencong
(or Authorized Agent)	(or Authorized Agent)
December 21, 2009	December 21, 2009

Industrial and Commercial Bank of China, (Shishi City Branch)
Consistent with the originals